Morgan Stanley California Tax-Free Daily Income Trust
Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased: State of California Revenue Participation
Notes Series A-2 due 6/26/2012

Purchase/Trade Date:	 September 15, 2011
Offering Price of Shares: $101.214
Total Amount of Offering: $4,900,000,000
Amount Purchased by Fund: $5,000,000
Percentage of Offering Purchased by Fund: 0.102
Percentage of Fund's Total Assets: 0.81

Brokers:  Barclays Capital Inc., Wells Fargo Securities, De La
Rosa & Co., Alamo Capital, BofA Merrill Lynch, Comerica Securities, Goldman, Sachs & Co., JP Morgan, Loop Capital Markets, Oppenheimer & Co., Inc., RBC Capital Markets, Rice Financial Products Company, Southwest Securities, Inc., Wedbush Securities Inc., Baird, Citigroup, Edward Jones, Great Pacific Securities, Jefferies & Company, MR Beal & Company, Piper Jaffray & Co., Ramirez & Co., Inc., Sandgrain Securities, Inc., Stone & Youngberg, Blaylock Robert Van LLC, City National Securities, Inc., Fidelity Capital Markets, Grigsby & Associates, Inc., KeyBanc Capital Markets Inc., Morgan Stanley, Prager, Sealy & Co., LLC, Raymond James & Associates, Inc., Raymond James & Associates, Inc., Siebert Brandford Shank & Co., LLC, US Bancorp.
Purchased from: Wells Fargo